                                                                    EXHIBIT 10.2

                            2003 AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  This Amended and Restated Employment Agreement is made this 25th day of November, 2003, between Steven E. Nielsen ("EMPLOYEE") and Dycom Industries, Inc. ("EMPLOYER").

                  1. EMPLOYMENT. Subject to the terms and conditions hereof, Employer hereby agrees to continue to employ Employee as President and Chief Executive Officer to perform such specific duties and have such responsibilities as Employer's Board of Directors (the "BOARD") may from time to time establish; PROVIDED, HOWEVER, that such duties shall be consistent with the status, duties and responsibilities typically accorded to a President and Chief Executive Officer. Employee hereby accepts continued employment by Employer as President and Chief Executive Officer of Employer, subject to the terms and conditions hereof, and agrees to continue to devote his full business time and attention to his duties hereunder, to the best of his abilities. This Employment Agreement supersedes that certain Amended and Restated Employment between the parties hereto made the 14th day of December, 1998 (the "PRIOR AGREEMENT").

                  2. TERM OF EMPLOYMENT. Employee's period of employment pursuant to this Employment Agreement (the "TERM") shall commence on the date set forth above and shall terminate upon the earlier to occur of (a) termination pursuant to paragraph 5 hereof or (b) May 15, 2008, unless extended by the parties hereto.

                  3. COMPENSATION, BENEFITS AND EXPENSES.

                  (a) At the commencement of Employee's term of employment pursuant to this Employment Agreement, Employee shall be paid a base salary at an annual rate of $575,000. Payment will be made on the regularly scheduled pay dates of Employer, subject to all appropriate withholdings or other deductions required by law or by Employer's established policies applicable to all employees of Employer. The Compensation Committee of the Board shall review Employee's salary annually, and may increase Employee's salary in its sole discretion, but shall not reduce such salary below the rate established by this Employment Agreement (as it may be increased from time to time hereunder) without Employee's written consent.

                  (b) In addition to any other compensation payable to Employee pursuant to this Employment Agreement, Employee during the term of this Employment Agreement shall participate in an annual bonus plan or otherwise be eligible for an annual bonus, with a target of 100% of his base salary, if applicable performance criteria are fully achieved.

                  (c) Employee's services hereunder shall be performed at the principal offices of Employer in Palm Beach Gardens, Florida, subject to such reasonable travel as the performance of Employee's duties and the business of Employer may require.

                  (d) In addition to compensation payable to Employee as described above, Employee shall be entitled to participate in all employee benefit plans or programs of Employer as are available to management employees of Employer generally and such other benefit plans or programs as may be specified by the Board, including any stock options that may be granted by the Board. Employer also shall reimburse Employee for an annual physical examination by a physician of Employee's choice.

                  (e) Employee shall receive a grant of 105,000 restricted shares of Employer common stock (the "RESTRICTED STOCK") as follows: (I) 5,000 shares of Restricted Stock shall be granted upon shareholder approval of the


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

Dycom Industries, Inc. 2003 Long-Term Incentive Plan (the "LTIP") and (II) 100,000 shares of Restricted Stock shall be granted on or about January 2, 2004. The Restricted Stock shall (i) vest, on a pro-rata basis, at the rate of 25% percent on each of December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007; PROVIDED, HOWEVER, that if, (A) Employee dies, (B) he becomes disabled (as set forth in paragraph 5(b) hereof), (C) the Company terminates his employment for any reason other than for Cause (as defined in paragraph 5(a) hereof) or (D) he resigns his employment for Good Reason (as defined in paragraph 5(c) hereof) on or before December 31, 2004, then 30,000 shares of Restricted Stock shall be deemed to be immediately and fully vested on the date of such termination or resignation and (ii) otherwise be subject to the same terms and conditions applicable to shares of Restricted Stock granted to other senior executives of Employer. Notwithstanding the foregoing, in the event that Employee's employment is terminated without Cause or Employee resigns for Good Reason during the 13-month period commencing on the date of a Change of Control (as defined in paragraph 5(c) hereof), all outstanding and unvested shares of Restricted Stock shall fully and immediately vest and all restrictions shall lapse. In the event that the LTIP is not approved by shareholders, Employee shall receive a stock option grant under Employer's 1998 Incentive Stock Option Plan of comparable value.

                  (f) Upon shareholder approval of the LTIP, Employee shall receive a grant of 68,000 options to purchase shares of Employer's common stock (the "OPTIONS") with an exercise price per share equal to the closing price of a share of Employer's common stock on the date the Options are granted. The Options shall (i) vest, on a pro-rata basis, at the rate of twenty-five percent on each of the first four anniversaries of the date that the Options are granted to Employee and (ii) otherwise be subject to the same terms and conditions applicable to stock options granted to other senior executives of Employer. In the event that the LTIP is not approved by shareholders, the Options shall be


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

granted to Employee under Employer's 1998 Incentive Stock Option Plan (the "1998 OPTION PLAN"). Notwithstanding the foregoing, all Options granted by Employer to Employee on or after the date of this Agreement shall fully and immediately vest to the extent not already vested in the event that Employee's employment is terminated without Cause or Employee resigns for Good Reason during the 13-month period commencing on the date of a Change of Control. All outstanding stock options granted by Employer to Employee pursuant to the 1998 Option Plan shall fully and immediately vest to the extent not already vested upon the occurrence of a Change of Control.

                  (g) On a timely basis, Employer shall reimburse Employee for such reasonable out-of-pocket expenses as Employee may incur for and on behalf of the furtherance of Employer's business provided that Employee submits to Employer satisfactory documentation or other support for such expenses in accordance with Employer's expense reimbursement policy.

                  4. COVENANTS OF EMPLOYEE.

                  (a) During the Term and ending on the fifth anniversary following the termination of Employee's employment with Employer for any reason, Employee shall not divulge or appropriate to Employee's own use or to the use of others any trade secrets or confidential information or confidential knowledge pertaining in any respect to the business of Employer (collectively, the "PROPRIETARY INFORMATION"). The restrictions contained herein shall not apply to, and Proprietary Information shall not include, any information which (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Employment Agreement or (ii) is or becomes available to Employee after the termination of

Employee's employment with Employer on a non-confidential basis from a third-party source; PROVIDED that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality to Employer. Employee expressly understands and agrees that the restrictions contained in this paragraph 4(a) have perpetual duration.

                  (b) During Employee's employment with Employer and, in the event of his termination of employment or resignation for any reason, for a period ending on the first anniversary of such termination or resignation (the "RESTRICTED PERIOD"), Employee shall not directly or indirectly engage in any business, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is competitive with the business conducted by Employer in the current geographical service area of Employer or in any other geographical service area of Employer during the term of Employee's employment.

                  (c) In addition, during the Restricted Period Employee shall not, directly or indirectly, (i) interfere with any relationship between Employer and any of its employees, consultants, agents or representatives, (ii) employ or otherwise engage, or attempt to employ or otherwise engage, any current or former employee, consultant, agent or representative of Employer in a business competitive with Employer, (iii) solicit the business or accounts of Employer or (iv) divert or attempt to divert from Employer any business or interfere with any relationship between Employer and any of its clients or customers.

                  (d) Employee agrees that the breach by Employee of any of the foregoing covenants is likely to result in irreparable harm, directly or indirectly, to Employer. Employee, therefore, consents and agrees that if Employee violates any of such covenants, Employer shall be entitled, among and in addition to any other rights or remedies available under this Employment

Agreement or at law or in equity, to temporary and permanent injunctive relief to prevent Employee from committing or continuing a breach of such covenants.

                  (e) It is the desire, intent and agreement of Employee and Employer that the restrictions placed on Employee by this paragraph 4 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this paragraph 4 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

                  5. TERMINATION OF EMPLOYMENT.

                  (a) Employer shall have the right to terminate Employee's employment at any time with or without Cause. For purposes of this Employment Agreement, "CAUSE" shall mean (A) Employee's indictment for any crime, whether a
(i) felony or (ii) misdemeanor, that materially impairs Employee's ability to perform the functions of a Chief Executive Officer, in each case involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Employer property; (B) Employee's repeated willful neglect of his duties to Employer; or (C) Employee's willful material misconduct in connection with the performance of his duties or other willful material breach by Employee of this Agreement. No act or omission on Employee's part shall be considered "willful" if it is done by Employee in good faith and with reasonable belief that Employee's conduct was in the best interests of Employer. Employer may not terminate Employee's employment for Cause under clauses (B) and (C) above unless: (w) Employer gives Employee at least 30 days' written notice in which to cure such act or failure, (x) if Employee fails to timely cure such act or


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

failure, Employer gives Employee at least 15 days' prior written notice of a special Board meeting called to make a determination that Employee should be terminated for Cause, (y) Employee and his legal counsel are given the opportunity to address such meeting prior to a vote of the Board and (z) a determination that Cause exists is made and approved by three-quarters of the Board. Anything in the foregoing to the contrary notwithstanding, if Employee has been terminated ostensibly for Cause because he has been indicted for a crime described in clause (A) of the definition of Cause, and if he is not convicted of, or does not plead guilty or no contest to, such crime or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination by Employer without Cause as of the relevant date of termination.

                  (b) Unless otherwise terminated earlier pursuant to the terms of this Employment Agreement, Employee's employment under this Employment Agreement will terminate upon Employee's death and may be terminated by Employer or Employee upon giving not less than 30 days written notice to the other party in the event that Employee, because of physical or mental disability or incapacity, is unable to perform Employee's duties hereunder for an aggregate of 180 working days during any 12-month period. All questions arising under this Employment Agreement as regards Employee's disability or incapacity shall be determined by a reputable physician mutually selected by Employer and Employee at the time such question arises. If Employer and Employee cannot agree upon the selection of a physician within a period of seven days after such question arises, then the chief of staff of Good Samaritan Hospital, West Palm Beach,

Florida shall be asked to select a physician to make such determination. The determination of the physician selected pursuant to the above provisions of this paragraph 5(b) as to such matters shall be conclusively binding upon the parties hereto.

                  (c) Employee may resign from his employment hereunder at any time with or without Good Reason, upon 30 days' prior written notice. For purposes of this Agreement, "Good Reason" shall exist if (i) Employer fails to pay any portion of the compensation or provide Employee any employee benefit due Employee hereunder, (ii) Employer materially changes the duties and responsibilities performed by Employee as Chief Executive Officer, (iii) any successor to Employer fails to appoint Employee as President and Chief Executive Officer of a company listed on a North American stock exchange, (iv) Employer relocates Employee's principal place of business by more than 25 miles without Employee's consent or (v) Employer fails to cause a successor to assume this Employment Agreement in accordance with paragraph 7(b) hereof. In addition, any resignation by Employee during the one-month period commencing on the first anniversary of a Change of Control (as defined below) shall be deemed a resignation for Good Reason for purposes of this Employment Agreement. For purposes of this Employment Agreement, a "CHANGE OF CONTROL" shall be deemed to have occurred with respect to Employer if any one or more of the following events occur:

                  (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT")) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Employer's common stock (the "OUTSTANDING COMMON STOCK") or (B) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "OUTSTANDING VOTING SECURITIES"); EXCLUDING, HOWEVER, the following:
         (1) any acquisition directly from Employer, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Employer; (2) any acquisition by Employer; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this definition of Change of Control; or

                  (ii) A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by Employer's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but PROVIDED FURTHER that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer ("CORPORATE TRANSACTION"); EXCLUDING,

         HOWEVER, such a Corporate Transaction pursuant to which all of the following conditions are met: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Employer, any employee benefit plan (or related trust) of Employer or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                  (iv) The approval by the shareholders of Employer of a complete liquidation or dissolution of Employer.

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

                  (d) In the event Employer terminates Employee's employment (other than by reason of Cause or Employer's failure to renew this Employment Agreement on substantially no less favorable terms to Employee as the then effective Employment Agreement) or Employee resigns for Good Reason, Employee shall, subject to his execution of a general release of claims against Employer and its affiliates in a form satisfactory to Employer, receive as severance pay a cash amount equal to three times the sum of (i) Employee's base salary then in effect, plus (ii) the highest bonus paid to Employee during the three fiscal years immediately preceding his termination or resignation of employment (the "SEVERANCE PAYMENT"). The Severance Payment shall be paid to Employee as soon as administratively practical in substantially equal payments over the 18-month period immediately following Employee's termination or resignation of employment (the "SEVERANCE PERIOD") in accordance with Employer's payroll practices; PROVIDED, HOWEVER, that after a Change of Control, any portion of the Severance Payment that remains unpaid shall be paid to Employee as a single sum payment within five days of the Change of Control. If a termination or resignation occurs after a Change of Control, the Severance Payment shall be paid in a single sum payment within 5 days following such termination or resignation. In addition, during the Severance Period, Employee and his dependents shall be entitled to continue to participate in all employee benefit plans (other than equity-based plans, bonus plans or disability plans) that Employer provides (and continues to provide) generally to its employees, PROVIDED that Employee is entitled to continue to participate in such plans under the terms thereof.

                  (e) In the event Employer fails to renew this Employment Agreement following the expiration of the Term on substantially no less favorable terms to Employee as the then effective Employment Agreement, Employee shall, subject to his execution of a general release of claims against Employer


                                       11
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and its affiliates in a form satisfactory to Employer, receive a cash payment equal to one times the sum of (i) Employee's base salary then in effect, plus
(ii) the highest bonus paid to Employee during the three fiscal years immediately preceding his termination or resignation of employment. Such amount shall be paid to Employee as soon as administratively practical in substantially equal payments over the 12-month period immediately following such non-renewal in accordance with Employer's payroll practices; PROVIDED, HOWEVER, that after a Change of Control, any portion of such amount that remains unpaid shall be paid to Employee as a single sum payment within five days of the Change of Control.

                  (f) In the event Employee's employment is terminated by Employer for Cause, or if Employee resigns for any reason other than Good Reason, Employee shall receive no severance pay.

                  6. GROSS UP PAYMENTS.

                  (a) Anything in this Employment Agreement to the contrary or any termination of this Employment Agreement notwithstanding, in the event that it shall be determined that Employee becomes entitled to any payments or distribution or benefits under this Employment Agreement or any benefit plan or program of Employer which would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then Employer shall pay Employee an additional amount or amounts (each, a "GROSS UP PAYMENT") such that the net amount or amounts retained by Employee, after deduction of any Excise Tax on any of the above-described payments or benefits and any federal, state and local


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

income tax and Excise Tax upon payment provided for by this paragraph 6, shall be equal to the amount of such payments or benefits prior to the imposition of such Excise Tax.

                  (b) For purposes of determining the amount of a Gross Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date the Gross Up Payment is payable, net of the maximum reduction in federal income taxes which could be obtained from any available deduction of such state and local taxes.

                  (c) In the event that the amount of the Excise Tax is subsequently determined to be less than the amount taken into account in calculating a Gross Up Payment hereunder, Employee shall repay to Employer (to the extent actually paid to Employee) at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross Up Payment attributable to such reduction (plus the portion of the Gross Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross Up Payment being repaid by Employee if such repayment results in a reduction in, or a refund of, Excise Tax and/or federal, state and local income tax) plus interest on the amount of such payment at the rate provided in Section 1274(b)(2)(B) of the Code.

                  (d) In the event that the amount of the Excise Tax is determined to exceed the amount taken into account in calculating a Gross Up Payment hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), Employer shall pay an additional Gross Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.



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


                  (e) Each Gross Up Payment shall be paid by Employer on the date on which Employee becomes entitled to the payment or benefits giving rise to such Gross Up Payment.

                  7. ASSIGNMENT AND SUCCESSION.

                  (a) The services to be rendered and obligations to be performed by Employee under this Employment Agreement are special and unique, and all such services and obligations and all of Employee's rights under this Employment Agreement are personal to Employee and shall not be assignable or transferable. In the event of Employee's death, however, Employee's personal representative shall be entitled to receive any and all payments then due under this Employment Agreement.

                  (b) This Employment Agreement shall inure to the benefit of and be binding upon and enforceable by Employer and Employee and their respective successors, permitted assigns, heirs, legal representatives, executors and administrators. If Employer shall be merged into or consolidated with another entity, the provisions of the Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Employment Agreement in the same manner that Employer would be required to perform it if no such succession had taken place. The provisions of this paragraph 7(b) shall continue to apply to each subsequent employer of Employee hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

                  8. NOTICES.

                  Any notice, request or other communication to be given by any party to this Employment Agreement shall be in writing and be sent by certified mail, postage prepaid, addressed to the parties as follows:

                  If to Employer:

                  First Union Center
                  4440 PGA Boulevard, Suite 600
                  Palm Beach Gardens, Florida  33410
                  Attention:  General Counsel

                  If to Employee:

                  Mr. Steven E. Nielsen
                  Dycom Industries, Inc.
                  First Union Center
                  4440 PGA Boulevard, Suite 600
                  Palm Beach Gardens, Florida  33410

or to such other address as the parties respectively may designate by notice given in like manner, and any such notice, request or other communication shall be deemed to have given when mailed as described above.

                  9. WAIVER OF BREACH.

                  The waiver by Employer or Employee of a breach of any provision of this Employment Agreement by either party shall not operate or be construed as a waiver by the other party of any subsequent breach.

                  10. AMENDMENT.

                  This Employment Agreement may be amended only by written instrument signed by all parties hereto.

                  11. FULL SETTLEMENT.

                  Employer's obligation to pay Employee the amounts required by this Employment Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which Employer may have against Employee or anyone else. All payments and benefits to which Employee is entitled under this Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income that Employee may receive from employment from Employer or otherwise, except as provided in paragraphs 6(c) and 6(d) hereof, or on account of any inability of Employer to take a tax deduction with respect to any such payments or benefits.

                  12. VOLUNTARY LIMITATION.

                  Employee may elect to limit amounts payable under this Employment Agreement by notifying Employer, prior to Employee's receipt of such amounts, that Employee elects to receive either none or some portion of such amounts.

                  13. PARTIAL INVALIDITY.

                  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

                  14. ARBITRATION; LEGAL FEES.

                  Any controversy or claim arising out of or relating to this Employment Agreement shall be settled by arbitration in Palm Beach County, Florida, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. The arbitrator(s) shall have the right and ability to award attorneys' fees to the prevailing party in any such arbitration proceeding. If an arbitration shall be commenced to challenge, enforce or interpret any provision contained in this Agreement, Employer agrees to


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

indemnify Employee for his reasonable attorneys' fees and expenses incurred in such arbitration; PROVIDED, HOWEVER, that any arbitration commenced by Employee is done so in good faith.

                  15. GOVERNING LAW.

                  This Employment Agreement shall be governed by the laws of the State of Florida without giving effect to choice of law principles.

                  16. ENTIRE AGREEMENT.

                  All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Employment Agreement, including without limitation, the Prior Agreement, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein.

                  IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date set forth above.


                                   DYCOM INDUSTRIES, INC.


                                   By:  /s/ MICHAEL K. MILLER
                                        ---------------------------------------
                                       Name:    Michael K. Miller
                                       Title:   General Counsel



                                        /s/ STEVEN E. NIELSEN
                                        ---------------------------------------
                                        STEVEN E. NIELSEN




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